Exhibit 99.1

Wave Announces Fourth Quarter and 2008 Results

Lee, MA — March 5, 2009 - Wave Systems Corp. (NASDAQ: WAVX) reported today on preliminary unaudited results for its 2008 fourth quarter and full year ended December 31, 2008.

Based on the company’s preliminary unaudited financial results, Wave’s Q4 2008 net revenues are expected to be approximately $3.3 million, compared to Q4 2007 net revenues of $1.9 million and Q3 2008 net revenues of $1.8 million.  For the full year of 2008, net revenues are expected to be approximately $8.8 million, compared to 2007 net revenues of $6.3 million.

Wave’s unaudited Q4 2008 billings, a non-GAAP measure of demand which reflects shipments and upgrade contracts signed during the period but which may be recognized over future periods, are expected to be approximately $3.7 million compared to Q4 2007 billings of $1.7 million and Q3 2008 billings of $2.3 million.  For the full year of 2008, billings are expected to be approximately $10.0 million, compared to 2007 billings of $6.2 million.

As a result of expense-reduction programs initiated during the quarter, Wave’s Q4 2008 operating expenses (including cost of sales) are expected to decrease to approximately $6.6 million versus Q4 2007 operating expenses of $7.2 million and Q3 2008 operating expenses of $7.4 million.

Fourth quarter and full year preliminary revenue, billings and operating expense results are pending finalization of the company’s audited financial results for the quarter and year ended December 31, 2008 and accordingly are subject to change.

Q4 Webcast/Conference Call: Scheduled for Thursday, March 12th at 4:30 pm EDT

Wave also announced today that on Thursday, March 12th at 4:30 P.M. EDT it will host a webcast/conference call reviewing recent corporate and industry progress, as well as Wave’s results for the fourth quarter and year ended December 31, 2008.  Wave’s results will be issued after the market’s close that day.

WEBCAST/REPLAY: available at http://www.wave.com/news/webcasts and archived for 30 days. (Windows Media Player required.)

TELEPHONE: via 212-231-2903 or 415-226-5354. Please call five minutes in advance.

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WAVE SYSTEMS CORP. AND SUBSIDIARIES

PRELIMINARY Consolidated Supplemental Schedule

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)		(unaudited)

Total net revenues	$3,300,000	$1,875,000	$8,800,000	$6,307,000
Increase (decrease) in deferred revenue	400,000	(189,000)	1,200,000	(116,000)

Total billings (Non-GAAP)	$3,700,000	$1,686,000	$10,000,000	$6,191,000

Non-GAAP Financial Measures:

As supplemental information, we provide a non-GAAP performance measure that we refer to as total billings.  This measure is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in demand for our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry-standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on well over 100 million PCs and are standard equipment on an increasing number of enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995.  This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com